Exhibit 10.29

LEASE

BETWEEN

LOVELAND PROPERTIES LIMITED PARTNERSHIP

an Ohio limited partnership

“Landlord”

and

BWAY MANUFACTURING, INC.

a Delaware corporation

“Tenant”

Dated

August 25, 2003

Loveland, Ohio

LEASE

THIS LEASE is made and entered into this 25th day of August, 2003, by and between LOVELAND PROPERTIES LIMITED PARTNERSHIP, an Ohio limited partnership (the “Landlord”), and BWAY MANUFACTURING, INC., a Delaware corporation (the “Tenant”).

RECITALS

WHEREAS, Landlord is the owner of certain real estate located in the City of Loveland, County of Hamilton, State of Ohio, and has previously leased such real estate to SST Industries, Inc. an Ohio corporation; and

WHEREAS, Landlord has terminated and cancelled its lease with SST Industries, Inc. and desires to enter into a new lease agreement with Tenant under the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the payment of rent and mutual performance of the duties, obligations, covenants and warranties, contained in the Lease, by the respective parties hereto, and other good and valuable consideration, the parties hereby agree for themselves, as follows:

1. Demised Premises. Landlord, for and in consideration of the covenants contained in this Lease and made on the part of Tenant, does hereby demise and lease unto Tenant, and Tenant does hereby lease from Landlord, the parcel of land located in the City of Loveland, County of Hamilton, State of Ohio, and being more particularly described in Exhibit A (“Real Estate”), together with all of Landlord’s easement rights and appurtenances thereto and all buildings and improvements located on the Real Estate consisting of approximately 257,738 square feet thereon (collectively “Demised Premises”), subject, however to the right of Landlord and others claiming by, through and under Landlord to use the common drive and utilities as shown on the Site Plan attached hereto as Exhibit B for access to other real estate adjacent to or otherwise in the vicinity of the Real Estate (“Common Facilities”). Tenant covenants on behalf of itself, its successors and assigns, and all others claiming by, through and under Tenant, to refrain from using the Common Facilities in such a manner as to impede, impair, interfere with or prevent use of the Common Facilities as described herein.

2. Lease Term. Tenant shall have and hold the Demised Premises for a term of years commencing on the 25th day of August, 2003 (“Commencement Date”) and ending on the 31st day of August, 2008 (“First Expiration Date”). The period of time from the Commencement Date to the First Expiration Date is referred to herein as the “Initial Term”.

3. Rent. Tenant’s liability for rent (“Rent”) shall commence to accrue on the Commencement Date (also referred to herein as the “Rent Commencement Date”). Tenant shall deliver the Rent or any other monies payable to Landlord at c/o CWS Realty, Inc., 154 Commerce Boulevard, Loveland, Ohio 45140, or such other address as Landlord may later designate in writing. If the Rent Commencement Date is other than the first day of the month, then Tenant shall pay partial Rent for such partial month pro-rated on a day-for-day basis, such sum payable on the Rent Commencement Date.

Tenant, in consideration of the covenants made by Landlord, covenants and agrees to pay to Landlord as Rent for the Demised Premises during the Initial Term the sum of Seven Hundred Eighty Thousand Dollars ($780,000.00) per annum payable in equal monthly installments of Sixty-Five Thousand Dollars ($65,000.00), payable in advance on the Rent Commencement Date and thereafter on the 1st day of every calendar month for the then current month.

4. Option to Renew. Provided that Tenant has complied with all the terms and conditions of this Lease, Tenant shall have the right to extend the Lease term for two consecutive five-year terms (each a “Renewal Term”) upon the same terms and conditions provided hereunder (except for payment of Rent which shall be paid as provided hereinafter), so long as Tenant provides Landlord with written notice of its intention to renew not sooner than one hundred eighty (180) days prior to the First Expiration Date ending August 31, 2008, or such other subsequent expiration date.

(A) Effective on the first day of any Renewal Term, the Rent payable by Tenant to Landlord shall be increased by a percentage equal to the percentage increase which occurred in the Consumer Price Index (“CPI”) , in the immediately preceding Initial Term or Renewal Term as applicable.

(B) CPI as used herein shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor, All Urban Consumers, All Items (198284=100), or an equivalent successor official index then in effect. In the event that the Bureau of Labor Statistics changes the form or basis for computation of the CPI, a reliable governmental or other non-partisan publication of Landlord’s choice evaluating substantially the same information previously used in determining the CPI shall be used. No adjustments or recomputations, retroactive or projective, shall be made because of any revision which may later be made in the first published figure of the CPI. In no event shall the Rent payable during any Renewal Term be less than the Rent payable for the Initial Term.

5. Landlord’s Warranties and Covenants. Landlord covenants and agrees, during the term of this Lease and for such further time as Landlord, or any person claiming under it, shall hold the Demised Premises or any part thereof:

(A) Possession. That the Real Estate is free and clear of all tenancies, whether oral or written, and that Tenant shall have actual possession of the Real Estate excepting the restrictions, easements and conditions of record filed as of the Commencement Date and the right of Landlord, its successors and assigns, and all those claiming by, through or under Landlord, to use the Common Facilities.

(B) Quiet Enjoyment. The Landlord hereby covenants with the Tenant that upon the performance by the Tenant of the covenants set forth herein, subject to the terms and conditions of this Lease, the Tenant may quietly hold and occupy the Demised Premises for the Term of the Lease (and any extensions thereof) without any interruption by the Landlord or any persons claiming through or under the Landlord, and the Tenant shall not be disturbed by the Landlord or any persons claiming through or under the Landlord in its possession and use of the Demised Premises, subject to the “Permitted Exceptions” set forth at Exhibit C, and subject to the right of Landlord, its successors and assigns, and all those claiming by, through or under Landlord, to use the Common Facilities.

6. Tenant’s Covenants. Tenant covenants and agrees, during the term of this Lease and for such further time as Tenant, or any person claiming under it, shall hold the Demised Premises or any part thereof:

(A) Rent. To pay the rent or any other monies due in connection with this Lease on the days and in the manner as provided in this Lease.

(B) Liens and Encumbrances. Not to allow the Demised Premises at any time during the term to become subject to any lien, charge or encumbrance whatsoever, arising from labor, material, service, equipment or the like ordered or authorized by Tenant, its agents or employees, and to indemnify Landlord against all such liens, charges and encumbrances. If, however, such a lien attaches, Tenant shall within thirty (30) days pay the lien or bond over it. The bond shall be maintained until such time as the lien is paid, satisfied or otherwise discharged with prejudice. Tenant shall have no authority, express or implied, to create any lien, charge or encumbrance which affects the Demised Premises.

(C) Taxes. To pay, bear and discharge all current and future real estate taxes and assessments which are due and payable or become a lien upon the Demised Premises or any improvements erected thereon by Tenant, or anyone claiming by, through, or under it, during the term of this Lease or any extension thereof or service payments in lieu of real estate taxes. As a practical matter, CWS Realty, Inc., the general partner of Landlord and the addressee of the tax bill, shall ensure that all real estate taxes and assessments are promptly paid and then seek reimbursement from Tenant by mailing a copy of the paid tax receipt to Tenant. Tenant shall reimburse Landlord for the paid tax or service payment receipt amount within thirty (30) days of the mailing of said receipt. In no event shall Tenant be made liable for interest or penalties due to Landlord’s failure to pay taxes when due. Landlord agrees that Tenant shall receive the full benefit of any tax abatement in place as of the date of this Lease or which may arise in the future, if any, for so long and to the extent Landlord receives such benefit.

(D) Insurance and Indemnity. At its expense to insure and keep insured, from the Commencement Date through the term of this Lease and any extension thereof, against the following risks:

(1) Casualty. Landlord, at Tenant’s expense, shall insure and keep insured, on the Commencement Date of this Lease through the term of this Lease and any renewals thereof, the building and improvements on the Demised Premises against loss or damage by fire and other casualties normally covered by special peril policies for Tenant’s use in an amount not less than eighty percent (80%) of their actual replacement cost value in insurance companies with a Best’s Rating no less than A- and licensed in the state in which the Demised Premises is located. Such insurance is to be made payable in case of loss to Landlord. In the event that Landlord fails to commence to rebuild improvements, substantially similar in value to the improvements destroyed, within sixty (60) days from the date of such casualty, then this Lease shall. terminate and the insurance proceeds shall be forever retained by Landlord.

Upon the earlier occurrence of either written notice to Tenant of Landlord’s election to terminate or Landlord’s failure to commence to rebuild within sixty (60) days from any casualty, Tenant shall have the right to cancel the Lease.

(2) Liability. Tenant shall maintain and keep in force commercial general liability insurance against claims for bodily injury, death or property damage occurring in, on or about the Demised Premises in an amount not less than $1,000,000.00 per occurrence with respect to bodily injury, death or property damage. In addition, Tenant shall maintain an umbrella policy of public liability insurance in an amount of at least $3,000,000.00 per occurrence.

Tenant shall deliver to Landlord certificates of such insurance and of any renewals showing Landlord or any holder of a mortgage encumbering the Real Estate as additional insureds upon the Commencement Date and within ten (10) days after written request made by Landlord not more than once each year.

(3) Indemnity. Tenant further agrees to indemnify, defend and hold Landlord harmless from any liability, loss, cost, expense or claim of any nature resulting from any injury to person or damage to property arising from or out of any act or omission of Tenant, Tenant’s agents, employees, servants, licensees or contractors, or arising from or out of any occurrence in, upon, at or from the Demised Premises.

Landlord agrees to indemnify, defend and hold Tenant harmless from any liability, loss, cost, expense or claim of any nature resulting from any injury to person or damage to property arising from or out of the act or omission of Landlord, its employees or agents.

(E) Repairs. To be responsible under all circumstances for any necessary repair, maintenance or replacement whatsoever on or about the Demised Premises, except for structural repairs or repairs or replacement of the roof of any building.

(F) Utilities. To contract directly with the applicable utility and pay when due all charges for all utility services, including but not limited to gas, electric, water sewage or stormwater, used on or consumed in connection with the Demised Premises during the term of this Lease. Landlord shall have no liability to Tenant for any interruption in any utility except to the extent due to the act or omission of Landlord, and in such case Tenant’s sole remedy shall be an abatement of Rent until such interruption is cured. Tenant shall indemnify, defend and hold Landlord harmless from and against any claim, expense, action or liability, including a reasonable attorney’s fee, arising from Tenant’s use of utilities and payment therefor.

(G) Compliance with Law. To comply with all governmental laws, rules and regulations applicable to the use, development or operation of the Demised Premises.

7. Environmental Compliance.

(A) Tenant shall at all times during the term of the Lease comply with all applicable federal, state, and local laws, regulations, administrative rulings, orders, ordinances, and the like, pertaining to the protection of the environment, including, but not limited to, those regulating the handling and disposal of waste materials. Further, during the term of the Lease, Tenant shall not dispose on or into the Demised Premises, including but not limited to, the soils or groundwater of the Demised Premises or release to the environment at the Demised Premises any “hazardous substance,” as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”) or petroleum (including crude oil or any fraction thereof) (“Hazardous Substance”).

(B) Tenant agrees to hereby fully defend, indemnify and hold harmless Landlord from any and all third party claims, orders, demands, causes of actions, proceedings, judgments, or suits, and all liabilities, losses, costs, or expenses (including without limitation technical consultant fees, court costs and operations of Tenant which arise in whole or in part, but only to the extent caused by the operations of Tenant, and Tenant shall not be liable for conditions which existed in the Demised Premises prior to the Commencement Date except to the extent any act or omission of Tenant, its agents, employees, invitees, licensees or contractors, or their respective agents, employees, invitees, licensees or contractors, has aggravated such condition, from the following circumstances occurring after the Commencement Date:

(1) any “release,” as defined in Section 101(22) of CERCLA, of any Hazardous Substance placed into, on, under or from the Demised Premises;

(2) any contamination of the Demised Premises’ soil or groundwater or damage to the environment and natural resources of the Demised Premises, whether arising under CERCLA or other statutes or regulations or common law;

(3) any violation of federal, state, or local laws, regulations, administrative rulings, orders, or ordinances;

(4) any toxic, explosive, or otherwise dangerous materials or Hazardous Substances which have been buried beneath, concealed within, or released on the Demised Premises;

(5) inclusion of the Demised Premises in the U.S. E.P.A. Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) or on the Ohio EPA Master Site List (“Ohio List”);

(6) monitoring of environmental conditions on the Demised Premises, or other similar activities, required by federal, state, or local laws, regulations, administrative rulings, orders, ordinances, and the like pertaining to the protection of the environment, including but not limited to, those regulating closure of the Demised Premises; or

(7) any contamination of the Demised Premises’ soil or groundwater or damage to the environment and natural resources of the Demised Premises proximately caused by any person coming on to the Demised Premises (e.g., suppliers who release product while unloading), except trespassers; provided, however, Tenant shall not be liable pursuant to this Article 7B or otherwise for migration of Hazardous Substances from off-site sources or property onto the Demised Premises (e.g., groundwater contamination migrating onto the Demised Premises from off-site) when such migration is not proximately caused by the operations of Tenant.

(C) For the purposes of Articles 7 and 8 herein, the term “Tenant” shall include Tenant, its employees, agents, contractors or anyone acting at the direction of or with the consent of Tenant, but does not include trespassers.

8. Avoidance of Waste. Tenant shall not cause or permit injury or waste to the Demised Premises, or cause or permit a nuisance to exist on the Demised Premises. At the expiration of the term of the Lease, or of any extension thereof, Tenant shall quit and surrender the Demised Premises in as good a state and condition as when received by Tenant on the Commencement Date, reasonable wear and tear excepted. For the purposes of the Lease, the term “reasonable wear and tear” shall not negate the requirement that the Demised Premises be in compliance with applicable law described in Article 7 herein for which Tenant has an obligation to indemnify Landlord.

9. Use, Alterations and Title to Improvements. Tenant shall have the right to use and/or occupy the Demised Premises for the manufacture of plastic containers and incidental office uses or any other lawful use upon Landlord’s prior written consent, such consent not to be unreasonably withheld. Tenant shall have the right at Tenant’s expense to make nonstructural alterations, additions and improvements to the Demised Premises. All other alterations, additions, or improvements by Tenant shall require the prior written consent of Landlord, which Landlord shall not unreasonably withhold or delay. All of such alterations, additions and improvements constructed by Tenant during the term of this Lease, and any extension of this Lease, shall be and remain the property of Tenant at all times during the term of this Lease and any extension. Notwithstanding anything contained in this Article to the contrary, all improvements located on the Demised Premises on the date of the earlier termination or expiration of this Lease shall become the property of the Landlord but Tenant shall have the right to remove trade fixtures, equipment, furnishings, signs and other identifying characteristics and such other personal property from the Demised Premises. Tenant at its expense shall promptly repair any damage done to the Demised Premises caused by removal of these items. However, upon expiration of the Initial Term or any Renewal Term, Tenant shall be required to remove any such alterations, additions or improvements and restore the Demised Premises to the condition existing as of the Commencement Date (including restoring any damage to the Demised Premises arising from such removal).

10. Assignment and Subletting. Tenant shall not sublease or assign this Lease or its rights under this Lease, without first obtaining Landlord’s written consent, which Landlord shall not unreasonably withhold or delay. Tenant may assign this Lease or sublet some or all of the Demised Premises without Landlord’s consent to (i) any parent, subsidiary, or affiliate corporation of Tenant or to (ii) the surviving corporation in connection with a merger, consolidation, or acquisition of Tenant or any of its divisions, subsidiaries or affiliates, with or by any other company. In such event, Tenant shall remain primarily liable for the payment of all rent required to be paid under this Lease and for the performance of all terms, covenants, and conditions undertaken by Tenant.

11. Events of Default/Remedies.

(A) Tenant Events/Remedies. If Tenant shall fail to pay any installment of Rent or other monies promptly on the day when they shall become due and payable, and shall continue in default after a period of fifteen (15) days after written notice by Landlord, or if Tenant shall fail to promptly keep and perform any other non—monetary covenants of this Lease strictly in accordance with the terms of this Lease and shall continue in default after a period of thirty (30) days after written notice by Landlord of default and demand for performance or such additional time as reasonably would be necessary to cure the nonmonetary default where a cure cannot be completed within thirty (30) days (provided Tenant begins the cure within the thirty

(30) days) and diligently completes the cure), or if Tenant becomes bankrupt or insolvent, or files any debtor proceedings, or files in any court pursuant to any statute, either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization, or files or has filed against it a petition for the appointment of a receiver or trustee for all or substantially all of the assets of Tenant and such petition is not vacated or set aside within sixty (60) days from the date of such appointment, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement, or if Tenant vacates, fails to operate in or abandons the Demised Premises or any substantial part thereof or suffers the Lease to be taken upon any writ of execution and such writ is not vacated or set aside within thirty (30) days, then in any such event Landlord shall have the right to terminate and cancel this Lease, and Landlord, without excluding other rights or remedies that it may have, shall have the immediate right of reentry and may remove all persons and property from the Demised Premises and dispose of such property as it sees fit, provided such action is taken in compliance with applicable legal process. If Landlord should take possession of the Demised Premises, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Demised Premises, and relet the Demised Premises for such term and at such rentals and upon such other terms and conditions as Landlord may deem advisable. No such reentry or taking possession of the Demised Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such intention is given by Landlord to Tenant at the time of such reentry; but, notwithstanding any such reentry and reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. In the event of any termination by Landlord, whether before or after reentry, Landlord may recover from the Tenant damages incurred by reason of such breach, including, but not limited to, the cost of recovering the Demised Premises, its costs and expenses (including reasonable attorneys’ fees) incurred in connection with Tenant’s default, the cost of preparing and fixing the Demised Premises for occupancy by a new tenant or tenants, and the present value of the difference in value between the Rent which would be payable by Tenant under this Lease for the remainder of the Lease Term and the reasonable rental value of the Demised Premises for the remainder of the Lease Term. Furthermore, with respect to nonpayment of any installment of Rent or other monies promptly on the day when they shall become due and payable and continuing in default after a period fifteen (15) days after written notice by Landlord, Tenant shall pay as additional rent default interest at twelve percent (12%) annual interest rate for the period from the due date to the payment date. Notwithstanding the foregoing, Landlord agrees that not more than twice in any twelve month period if Landlord or its agent shall give Tenant written notice of non-payment of Rent, no default shall occur, provided that Tenant pays the overdue Rent within ten days following the date of delivery of written notice.

(B) Landlord Events/Remedies. Landlord’s failure to perform or observe any of its obligations under this Lease or to correct a breach of any warranty or representation made in this Lease within thirty (30) days after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of the failure referencing pertinent lease provision or if more than thirty (30) days is required to cure the breach, Landlord’s failure to begin curing the breach within the thirty (30) day period and diligently prosecute the cure to completion, shall constitute a default under this Paragraph. If Landlord commits a default, Tenant may seek such remedies, at law or in equity, with respect to said default.

No remedy herein or otherwise conferred upon or reserved to Landlord or Tenant shall be considered exclusive of any other remedy, but the same shall be distinct, separate and cumulative and shall be in addition to every other remedy given under this Lease, or now or hereafter existing at law or in equity or by statute; and every power and remedy given by this Lease to Landlord or Tenant may be exercised from time to time as often as occasion may arise, or as may be deemed expedient. No delay or omission of Landlord or Tenant to exercise any right or power arising from any default on the part of the other shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence thereto. In particular, the receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord.

12. Holding Over. If Tenant continues to occupy the Demised Premises after the last day of the Initial Term, or after the last day of any Renewal Term, and Landlord elects to accept rent thereafter, a tenancy from month to month only shall be created, and not for any longer period, provided that Rent shall equal one hundred fifty percent (150%) of the Rent paid in the immediately preceding Initial Term or Renewal Term.

13. Condemnation. Notwithstanding anything contained in this Lease to the contrary, if the whole or any part of the Demised Premises is taken or condemned by any competent authority for any public use or purpose during the term or any extension of this Lease, Landlord reserves unto itself the right to claim and prosecute its claim in all appropriate courts and agencies for an award or damages for such taking based upon its sole interest and ownership of buildings, alterations and improvements on the Demised Premises without Tenant participating in the award.

If (a) access to the Demised Premises or (b) more than 25% of the Demised Premises, shall be taken or condemned so as to render the remaining portion unsuitable for the continued use or occupancy of Tenant, then Tenant may within a period thirty (30) days after the date when possession of the Demised Premises shall be required by the condemning authority, elect to terminate this Lease. In the event that Tenant shall fail to exercise this option to terminate this Lease, then this Lease shall continue in full force and effect with respect to the portion of the Demised Premises not so taken and such remaining portion shall be deemed to be the Demised Premises for the balance of the term of the Lease. Tenant will, with all due diligence and at its own cost and expense, repair and restore the Demised Premises or what may remain of it to its former condition, provided that such taking or condemnation does not occur within the last nine (9) months of the Term of the Lease or any renewal term thereof. There shall be no abatement in the payment of Rent for the period prior to Tenant’s election to terminate and vacating the Premises.

14. Trade Fixtures, Machinery and Equipment. Landlord agrees that all trade fixtures, machinery, equipment, furniture or other personal property of whatever kind and nature kept or installed in the Demised Premises by Tenant shall not become the property of Landlord or a part of the Demised Premises and may be removed by Tenant at any time during the term of this Lease.

15. Recording. Tenant and Landlord each agree not to record a memorandum of this Lease unless both parties consent thereto.

16. Subordination. This Lease is subject and subordinate to any mortgage now or hereafter placed on the Real Estate; provided, however, that at the option of any mortgagee, this Lease or portions of this Lease can be made superior to such mortgage; and provided further that unless the entire Lease is made superior to such mortgage, the holder of the mortgage shall agree in writing that the rights of Tenant under this Lease shall not be divested or in any way affected by a foreclosure or other default proceeding under the mortgage, or obligations secured thereby, so long as Tenant is not in default under the terms of this Lease beyond the period of any applicable cure period; and Tenant agrees that this Lease shall remain in full force and effect notwithstanding any such default proceeding under the mortgage, or obligations secured thereby. Landlord shall use its best efforts to deliver the Non-Disturbance Agreement to the Tenant from any existing mortgagees on the Commencement Date. Tenant further agrees that it will attorn to the mortgagee, or beneficiary under such mortgage, to their successors or assigns and to any purchaser or its assignee at a foreclosure sale. Tenant will, upon request by Landlord, execute and deliver to Landlord, or to any other person designated by Landlord, a Subordination, Non-Disturbance and Attornment Agreement in accordance with this Article.

17. Miscellaneous Provisions.

(A) Invalidity. If any term or provision of this Lease or the application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons whose circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

(B) Successors, Etc. The terms, conditions and covenants of this Lease shall be binding upon and shall inure to the benefit of each of the parties, their heirs, personal representatives, successors or assigns, and shall run with the land.

(C) Writing. No waivers, alterations or modifications of this Lease or any agreements in connection with this Lease shall be valid unless in writing duly executed by both Landlord and Tenant.

(D) Construction. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such paragraphs of this Lease or in any way affect this Lease. Any gender used shall be deemed to refer to any other gender more grammatically applicable to the party to whom such use of gender relates. The use of singular shall be deemed to include the plural and, conversely, the plural shall be deemed to include the singular.

(E) Notice. If, at any time after the execution of this Lease, it shall become necessary or convenient for one of the parties to serve any notice, demand or communication upon the other party, such notice, demand or communication shall be in writing, signed by the party serving the same, sent by registered or certified United States mail, return receipt requested, postage prepaid and (a) if intended for Landlord, shall be addressed to:

154 Commerce Boulevard

Loveland, Ohio 45140

c/o CWS Realty, Inc.

Attn: C. Winfield Scott

and (b) if intended for Tenant, shall be addressed to:

BWAY Manufacturing, Inc.

8607 Roberts Drive

Suite 250

Atlanta, Georgia 30350

or to such other address as either party may have furnished to the other in writing as a place for the service of notice. Any notice so mailed shall be deemed to have been given 72 hours after it is deposited in the United States mail.

18. Authority to Sign. The submission of this document for examination and negotiation does not constitute an offer to lease or a reservation of or option for the Demised Premises, and this document will become effective and binding only upon execution and delivery by Landlord and an authorized officer of Tenant. All negotiations, Considerations, representations and understandings between the parties are incorporated in this document and may be modified or altered only by agreement in writing between the parties, and no act or omission of any employee or agent of the parties or any broker, if any, shall alter, change or modify any of the provisions of this Lease.

19. Addenda and Exhibits. This Lease includes the following Addenda and/or Exhibits, which shall take precedence over conflicting provisions (if any) of this Lease, and are made an integral part of this Lease and fully incorporated by reference:

Exhibit A: Legal Description

Exhibit B: Site Plan

Exhibit C: Permitted Exceptions

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- Signatures contained on following page -

LANDLORD and TENANT by their execution below, indicate their consent to the terms of this Lease.

Landlord

LOVELAND PROPERTIES LIMITED PARTNERSHIP, an Ohio limited partnership

By:	CWS Realty, Inc.
Its:	General Partner

By:	/s/ C. Winfield Scott
Name:	C. Winfield Scott
Its:	President

Tenant

BWAY MANUFACTURING, INC., a Delaware corporation

By:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Vice President

ACKNOWLEDGEMENTS

STATE OF OHIO	)
) SS:
COUNTY OF HAMILTON	)

The foregoing instrument was acknowledged before me this 20th day of August, 2003 by C. Winfield Scott, President of CWS Realty, Inc., general partner of LOVELAND PROPERTIES LIMITED PARTNERSHIP, an Ohio limited partnership, on behalf of said limited partnership.

/s/ John J. Schmidt
NOTARY PUBLIC

STATE OF Georgia	)

) SS:
COUNTY OF Fulton	)

The foregoing instrument was acknowledged before me this 25th day of August, 2003 by Kevin C. Kern, Vice President of BWAY MANUFACTURING, INC, a Delaware corporation, on behalf of said corporation.

/s/ Michael N. Chandler
NOTARY PUBLIC

EXHIBIT A

Situated in Section 25, Town 4, Entire Range 2, Symmes Township, City of Loveland, Hamilton County, Ohio and being a portion of the lands originally registered as Certificate Number 47767, recorded in the Registered Land Records of Hamilton County, Ohio and being more particularly described as follows:

Being all of Lot 6 of Loveland Commerce Center, Block “A”, as recorded in Plat Book 63, Pages 39 to 43, of the Registered Land Records of Hamilton County, Ohio. containing 10.040 Acres.

EXHIBIT B

Site Plan

(See Attached)

EXHIBIT C

Permitted Exceptions

1.	(A)	Open-End Mortgage and Security Agreement from Loveland Properties Limited Partnership, an Ohio limited partnership, dated January 12, 1994, filed for record January 14, 1994, in the original amount of $4,500,000.00, to PNC Bank, Ohio, National Association, of record in Official Record 6372, Page 101, Registered Land Recorder’s Office, Hamilton County, Ohio; as amended by Amendment to Open-End Mortgage and Security Agreement by and between Loveland Properties Limited Partnership, an Ohio limited partnership, and PNC Bank, National Association, dated May 27, 1998, filed for record January 24, 2000 and recorded in official record 8176, Page 671, Registered Land Recorder’s Office, Hamilton County, Ohio.

	(B)	Assignment of Rents and Leases by Loveland Properties Limited Partnership, an Ohio limited partnership, to PNC Bank, Ohio, National Association, dated January 12, 1994, filed for record January 14, 1994 and recorded in Official Record 6372, Page 134, Registered Land Recorder’s Office, Hamilton County, Ohio.

	(C)	Financing Statement No. 94-10215, filed January 14, 1994 in Official Record 6372, Page 146, Registered Land Recorder’s Office, Hamilton County, Ohio, by PNC Bank, Ohio National Association, secured party against Loveland Properties Limited Partnership, an Ohio limited partnership, Debtor; as continued under Financing Statement No. 98-245083, filed for record December 28, 1998 in Official Record 7841, Page 1255, Registered Land Recorder’s Office, Hamilton County, Ohio, by PNC Bank, National Association, successor by merger to PNC Bank, Ohio, National Association, Secured Party.

	(D)	Landlord, Lender and Tenant Agreement by and between SST Industries, Inc., an Ohio corporation, PNC Bank, Ohio, National Association, and Loveland Properties Limited Partnership, an Ohio limited partnership, for subordination, non-disturbance and attornment, dated January 12, 1994, filed for record January 14, 1994 and recorded in Official Record 6372, Page 156, Registered Land Recorder’s Office, Hamilton County, Ohio.

2.		Financing Statement No. 03-0412951, filed for record June 26, 2003 in Official Record 9306, Page 2255, Registered Land Recorder’s Office, Hamilton County, Ohio, by PNC Bank, National Association, secured party against Loveland Properties Limited Partnership, Debtor.

3.		Right of Way and Easement for sewer purposes and restrictions thereto as set forth on Plat recorded in Plat Book 54, Pages 36 thru 38, Registered Land Recorder’s Office, Hamilton County, Ohio.

4.	Right of Way and Easement for sanitary sewer purposes and restrictions there to as set forth on Plat recorded in Plat Book 62, Page 55, and referenced in Official Record 5129, Page 1671, both of the Registered Land Recorder’s Office, Hamilton County, Ohio.

5.	Right of Way and Easement for general utility purposes to the Cincinnati Gas & Electric Company and Cincinnati Bell Telephone Company, dated January 22, 1990, filed for record February 9, 1990 and recorded in Official Record 5207, Page 364, Registered Land Recorder’s Office, Hamilton County, Ohio.

6.	Easements, Restrictions and 50’ Minimum Building Setback Line as set forth on plat of Loveland Commerce Center, Block “A” recorded in Plat Book 63, Pages 39 thru 43, Registered Land Recorder’s Office, Hamilton County, Ohio.

7.	Right of Way and Easement for ingress and egress purposes over a concrete drive and terms and conditions thereto as set forth in grant/dedication of temporary easement dated January 12, 1994, filed for record January 14, 1994 and recorded in Official Record 6372, Page 176, Registered Land Recorder’s Office, Hamilton County, Ohio.

8.	Right of Way and Easement for general utility purposes to the Cincinnati Gas & Electric Company dated March 3, 1995, filed for record March 15, 1995 and recorded in Official Record 6702, Page 1329, Registered Land Recorder’s Office, Hamilton County, Ohio.

9.	Right of Way and Easement and Maintenance Agreement for vehicular ingress and egress purposes over existing concrete drive to CWS Properties, Inc., an Ohio corporation, from Loveland Properties Limited Partnership, an Ohio limited partnership, dated April 17, 2001, filed for record April 19, 2001 and recorded in Official Record 8549, Page 1241, Registered Land Recorder’s Office, Hamilton County, Ohio.

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